Walter Industries, Inc. Announces Appointment of A.J. Wagner to Board of Directors

TAMPA, Fla., June 6 /PRNewswire-FirstCall/ -- Walter Industries, Inc. (NYSE: WLT) announced today that A.J. Wagner has been appointed to the board of directors of the Company as well as the Company's audit committee. Wagner is currently president and CEO of AJ Wagner & Associates, LLC, a business consulting organization. Wagner retired from Ford Motor Company in December 2006 where he was president of Ford Motor Credit North America and a vice president of Ford Motor Company. Wagner was responsible for the lending business units within North America for Ford Motor Credit.

"We are very pleased to have an individual of A.J.'s caliber join our Board," said Walter Industries Chairman Michael T. Tokarz. "A.J.'s depth of experience and expertise will greatly benefit the Company as we continue to execute our strategy related to our Financing and Homebuilding businesses."

Wagner joined the Ford organization in 1973 and served in a variety of roles in Ford Motor Credit as well as Ford Motor Company before being appointed to lead Ford Motor Credit in 2003. Wagner has also served on three Company boards: Ford Motor Credit Company, Ford Direct, LLC, and Ford Credit Canada, of which he served as chairman. Wagner earned a bachelor's degree in finance from the University of Wisconsin and a master's degree in business administration and finance from the University of Detroit.

About Walter Industries

Walter Industries, Inc., based in Tampa, Fla., is a leading producer and exporter of metallurgical coal for the global steel industry and also produces steam coal, coal bed methane gas, furnace and foundry coke and other coal- based products. The Company also operates a mortgage financing and affordable homebuilding business. The Company has annual revenues of approximately $1.3 billion and employs approximately 2,800 people. For more information about Walter Industries, please visit the Company Web site at www.walterind.com.

SOURCE Walter Industries, Inc.
-0- 06/06/2007
/CONTACT: Investors, Mark H. Tubb, Vice President - Investor Relations, +1-813-871-4027, mtubb@walterind.com, or Media, Michael A. Monahan, Director - Corporate Communications, +1-813-871-4132, mmonahan@walterind.com, all of Walter Industries, Inc./